Exhibit 99.1

FOR IMMEDIATE RELEASE
August 8, 2008

United Natural Foods Announces Retirement of
Richard Antonelli, Chief Operating Officer

Dayville, Connecticut – August 8, 2008 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) today announced the retirement of Richard Antonelli as Executive Vice President, Chief Operating Officer and President of Distribution, effective August 12, 2008.  Mr. Antonelli also resigned from his position as a member of the company's Board of Directors.

Following Mr. Antonelli’s departure and as part of a realignment of responsibilities, his duties will be assumed by the Company's other executive officers, including the Company's CEO.

Michael Funk, President and CEO, commented, “On behalf of the Board and senior management team, we are grateful to Rick for his important contributions to the Company’s growth and development and wish him success in his future endeavors.”

Richard Antonelli, age 51, has served as a member of the Board of Directors since December 2003 and as Executive Vice President, Chief Operating Officer and President of Distribution since December 2005.  Previously, Mr. Antonelli served as Director of Sales for United Natural Foods, and its predecessor company, from 1985 until July 2001.

Mr. Antonelli commented, “It has been a great pleasure helping to grow UNFI and I have enjoyed a wonderful relationship with the many great people who have contributed to our success.  I wish continued success to all of the many friends I have at the Company."

About United Natural Foods
United Natural Foods, Inc. carries and distributes more than 60,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 and 2007 as one of its “Most Admired Companies,” and ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006.” For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(860) 779-2800	(212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on June 5, 2008, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.